Mail Stop 4561

      January 13, 2006

Christopher M. O`Meara
Lehman Brothers Holdings Inc.
Chief Financial Officer, Controller and Executive Vice President
745 Seventh Avenue
New York, NY 10019

      Re:	Lehman Brothers Holdings Inc.
		Form 10-K for Fiscal Year Ended November 30, 2004
Forms 10-Q for Quarters Ended February 28, 2005, May 31, 2005 and
August 31, 2005
File No. 001-09166


Dear Mr. O`Meara:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


   							Sincerely,


Amit Pande
      						Assistant Chief Accountant